Exhibit 5.1

Claire Keast-Butler

+44 (0) 20 7556 4211

ckeastbutler@cooley.com

Autolus Therapeutics plc

The Mediaworks

191 Wood Lane

London W12 7FP

United Kingdom

14 November 2024

Ladies and Gentlemen:

Re:	Autolus Therapeutics plc – Registration Statement on Form S-8 – Exhibit 5.1

1.	INTRODUCTION

1.1

We have acted as English legal advisers to Autolus Therapeutics plc, a public limited company incorporated in England and Wales (the “Company”), in relation to the preparation and filing of the registration statement on Form S-8 to which this opinion letter is attached as an exhibit (such registration statement, as amended, including the documents incorporated by reference therein, the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”) pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder.

1.2

As set out in the Registration Statement, it is proposed that up to 10,644,770 ordinary shares of the Company having a nominal value of $0.000042 each (each an “Ordinary Share” and such Ordinary Shares being the “Shares”) will be allotted and issued upon the exercise or settlement of equity awards to be granted under the Autolus Therapeutics plc 2018 Equity Incentive Plan adopted by the board of directors (the “Board” or the “Directors”) on 15 June 2018 and approved by the Company’s shareholders on 15 June 2018 (the “2018 Incentive Plan”) which includes Ordinary Shares reserved for issuance under the Non-Employee Sub Plan to the 2018 Incentive Plan (the “Sub-Plan” and, collectively with the 2018 Incentive Plan, the “2018 Plan”).

1.3	We are rendering this letter at the request of the Company in connection with the Registration Statement. We have taken instructions solely from the Company.

1.4

Except as otherwise defined in this letter, capitalised terms used have the respective meanings given to them in the Registration Statement and headings are for ease of reference only and shall not affect interpretation.

1.5

All references to legislation in this letter are to the legislation of England unless the contrary is indicated, and any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof, as in force on the date of this letter.

2.	DOCUMENTS

For the purpose of issuing this letter, we have reviewed the following documents only:

2.1	a draft PDF copy of the Registration Statement to be filed with the SEC on 14 November 2024;

2.2	a PDF copy of the 2018 Plan;

Cooley (UK) LLP 22 Bishopsgate London EC2N 4BQ, UK

t: +44 (0) 20 7583 4055 f: +44 (0) 20 7785 9355 cooley.com

Cooley (UK) LLP is a limited liability partnership and is registered in England and Wales with registered number OC395270. Our registered office is at the address above. Cooley (UK) LLP is authorised and regulated by the Solicitors Regulation Authority (SRA number 617791). A list of the members of Cooley (UK) LLP and their professional qualifications is open to inspection at its registered office. The word ‘partner,’ used in relation to Cooley (UK) LLP, refers to a member of Cooley (UK) LLP or an employee or consultant of Cooley (UK) LLP (or any affiliated firm) of equivalent standing.

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2.3	a PDF copy of the executed written resolutions of the Board passed on 15 June 2018 approving, inter alia, the 2018 Plan (the “Board Written Resolutions”);

2.4	a PDF copy of the executed written resolutions passed by the shareholders of the Company on 15 June 2018 approving, inter alia, the 2018 Plan (the “2018 Shareholder Resolutions”);

2.5

a PDF copy of the resolutions passed at the annual general meeting of the Company held on 28 June 2024 (the “2024 Annual General Meeting”) signed by a director of the Company at which meeting it was resolved, inter alia, to (i) authorise the Directors for the purposes of section 551 of the Companies Act 2006, as amended (the “Companies Act”) to allot shares in the Company or grant rights to subscribe for, or convert any security into, shares in the Company up to a maximum aggregate nominal amount of $8,400 and (ii) empower the Directors to allot equity securities (as defined in the Companies Act) for cash pursuant to the authority referred to in (i) as if section 561(1) of the Companies Act did not apply to the allotment (the “2024 Shareholder Resolutions”);

2.6	PDF copies of the certificate of incorporation of the Company dated 2 February 2018 and the certificate of incorporation on re-registration of the Company as a public company dated 18 June 2018; and

2.7	a PDF copy of the current articles of association of the Company adopted on 26 June 2018 (the “Articles”).

3.	SEARCHES

In addition to examining the documents referred to in paragraph 2 (Documents), we have carried out the following searches only:

3.1	an online search at Companies House in England and Wales (“Companies House”) with respect to the Company, carried out at 9:43 a.m. (London time) on 14 November 2024 (the “Companies House Search”); and

3.2

an online enquiry of the Central Registry of Winding-up Petitions at the Insolvency and Companies List in England and Wales (the “Central Registry”) with respect to the Company, carried out at 10:05 a.m. (London time) on 14 November 2024 (the “Central Registry Enquiry” and, together with the Companies House Search, the “Searches”).

4.	OPINION

Subject to the assumptions set out in paragraph 5 (Assumptions), the scope of the opinion set out in paragraph 6 (Scope of Opinion) and the reservations set out in paragraph 7 (Reservations), and subject further to the following:

4.1	the Registration Statement, as finally amended, having become effective under the Securities Act;

4.2	the delegation of authority to the compensation committee of the Board (the “Compensation Committee”) in respect of the 2018 Plan having been validly effected;

4.3	the Directors or the Compensation Committee having validly granted the awards in respect of the Shares under the 2018 Plan;

4.4

the Directors or the Compensation Committee, as applicable, having validly resolved to allot and issue the Shares, or grant rights to subscribe for the Shares, at duly convened and quorate meetings of the Board or the Compensation Committee or by way of duly passed written resolutions of the Board or the Compensation Committee in compliance with all applicable laws and regulations and with such resolutions being in full force and effect and not having been rescinded or amended;

4.5

the receipt in full of payment for the Shares in an amount of “cash consideration” (as defined in section 583(3) of the Companies Act) of not less than the aggregate nominal value for such Shares, assuming in each case that the individual grants or awards under the 2018 Plan are duly authorised by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of applicable law, the Articles and the 2018 Plan (and the agreements and awards duly adopted thereunder and in accordance therewith); and

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4.6	valid entries having been made in relation to the allotment and issue of the Shares in the books and registers of the Company,

it is our opinion that, as at today’s date, the Shares, if and when allotted and issued, registered in the name of the recipient in the register of members of the Company and delivered in accordance with the terms and conditions referred to in the 2018 Plan, as described in the Registration Statement, will be duly and validly authorised and issued, fully paid or credited as fully paid (subject to the receipt of valid consideration by the Company for the issue thereof) and will not be subject to any call for payment of further capital.

5.	ASSUMPTIONS

In giving the opinion in this letter, we have assumed (without making enquiry or investigation) that:

5.1

all signatures, stamps and seals on all documents are genuine. All original documents are complete, authentic and up-to-date, and all documents submitted to us as a copy (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and that no amendments (whether oral, in writing or by conduct of the parties) have been made to any of the documents since they were examined by us;

5.2	where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

5.3

the Articles referred to in paragraph 2.7 (Documents) of this letter remain in full force and effect, and no alteration has been made or will be made to the Articles, in each case prior to the relevant date of the granting of rights to subscribe for the Shares and/or the allotment and issue of the Shares (each such date, an “Allotment Date”);

5.4

at the time of each allotment and issue of any Shares the Company shall have received in full “cash consideration” (as such term is defined in section 583(3) of the Companies Act) equal to the subscription price payable for such Shares and shall have entered the holder or holders thereof in the register of members of the Company showing that all such Shares shall have been fully paid up as to their nominal value and any premium thereon as at each Allotment Date;

5.5	the 2018 Plan has been validly adopted and remains in full force and effect, and no alteration has been made or will be made to the 2018 Plan prior to any Allotment Date;

5.6

in relation to any allotment and issue of any Shares by the Company pursuant to the 2018 Plan, the recipient shall have become entitled to such Shares under the terms of the 2018 Plan and such Shares, or rights over Shares, where applicable, will be fully vested each in accordance with the terms of the 2018 Plan and such recipient has or will have complied with all other requirements of the 2018 Plan in connection with the allotment and issue of such Shares;

5.7

all awards will be made under the terms of the 2018 Plan, that the terms of all awards will not materially deviate from the terms set out in the 2018 Plan, and that any Shares will be allotted and issued in accordance with the terms set out in the 2018 Plan and in accordance with the Articles and applicable laws;

5.8	the 2018 Incentive Plan qualifies as an “employees’ share scheme” as defined in section 1166 of the Companies Act;

5.9

immediately prior to each Allotment Date, the Directors shall have sufficient authority and powers conferred upon them to allot and issue such Shares and grant such rights to acquire the Shares (as applicable) under section 551 of the Companies Act (unless such allotment and issue or grant is exempt under section 549(2) of the Companies Act) and under section

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570 of the Companies Act as if section 561 of the Companies Act did not apply to such allotment and issue or grant (unless such allotment and issue or grant is exempt from section 561 of the Companies Act pursuant to section 566 of the Companies Act) pursuant to the 2024 Shareholder Resolutions, or if the relevant authorities and powers under the 2024 Shareholder Resolutions have expired or been fully utilised or renewed or revoked the Company in general meeting having duly and validly resolved to grant such authorities and powers to the Directors in an amount sufficient to allot and issue the Shares, and the Directors shall not allot or issue (or purport to allot or issue) Shares and shall not grant rights (or purport to grant rights) to acquire Shares in excess of such powers or in breach of any other limitation on their power to allot and issue Shares or grant rights to acquire Shares;

5.10	no Shares shall be allotted or issued, or are or shall be committed to be allotted or issued, at a discount to their nominal value (whether in dollars or equivalent in any other currency);

5.11	all documents, forms and notices which should have been delivered to Companies House in respect of the Company have been so delivered;

5.12

the information revealed by the Searches is true, accurate, complete and up-to-date in all respects, and there is no information which should have been disclosed by the Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Searches were made and that the results of the Searches will remain complete and accurate as at each Allotment Date;

5.13

in relation to the allotment and issue of the Shares, the Directors have acted and will act in the manner required by section 172 of the Companies Act and the Shares will be allotted and issued in good faith and on bona fide commercial terms and on arms’ length terms and for the purpose of carrying on the business of the Company and that there are reasonable grounds for believing that the allotment and issue of the Shares will promote the success of the Company for the benefit of its members as a whole;

5.14	there has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the Directors in relation to any allotment and issue of Shares;

5.15

the resolutions set out in the Board Written Resolutions referred to in paragraph 2.3 (Documents) were validly passed as written resolutions in accordance with the articles of association of the Company then in force, that all eligible Directors (being all the Directors who would have been entitled to vote on the matter had it been proposed as a resolution at a Directors’ meeting, but excluding any Director whose vote is not to be counted in respect of a particular matter) signed one or more copies of the Board Written Resolutions, that all relevant provisions of the Companies Act and the articles of association then in force were complied with and were duly observed (including, if applicable, those relating to the declaration of each Director’s interests or their power to vote) and such resolutions were duly adopted, and have not been revoked or varied and remain in full force and effect and will remain so as at each Allotment Date;

5.16

each meeting of the Directors or the Compensation Committee referred to in paragraphs 4.3 and 4.4 of this letter will be duly conducted as described therein, duly constituted and convened and all constitutional, statutory and other formalities will be duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote), a quorum will be present throughout, the requisite majority of Directors will vote in favour of approving the resolutions and the resolutions passed at that meeting of the Board or Compensation Committee, as applicable, will be duly adopted, and will not be revoked or varied and will remain in full force and effect and will remain so as at each Allotment Date;

5.17

any written resolutions of the Directors or the Compensation Committee referred to in paragraphs 4.3 and 4.4 of this letter will be validly passed as written resolutions in accordance with the articles of association of the Company in effect as at such time, that all eligible Directors (being all the Directors who would have been entitled to vote on the matter had it been proposed as a resolution at a Directors’ meeting, or a meeting of the Compensation

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Committee, as applicable, but excluding any Director whose vote is not to be counted in respect of a particular matter) will sign one or more copies of the resolutions, that all relevant provisions of the Companies Act and the Articles will be complied with and duly observed (including, if applicable, those relating to the declaration of Directors’ interests or the power of interested Directors to vote) and such resolutions will be duly adopted, and will not be revoked or varied and will remain in full force and effect once passed and will remain so as at each Allotment Date;

5.18

the 2018 Shareholder Resolutions referred to in paragraph 2.4 (Documents) were duly passed as written resolutions on 15 June 2018, that the requisite majority of eligible shareholders signed one or more copies of the written resolutions, that all provisions of the Companies Act and the articles of association of the Company in effect at the relevant time were duly observed and that such resolutions were duly passed and have not been revoked or varied and remain in full force and effect and will remain so as at each Allotment Date, and that all filings required to be made with Companies House in connection therewith have been made within the relevant time limits;

5.19

the 2024 Annual General Meeting was duly convened and held on 28 June 2024 at which all constitutional, statutory and other formalities were duly observed, a quorum of shareholders was present throughout and the 2024 Shareholder Resolutions referred to in paragraph 2.5 (Documents) were duly passed and have not been revoked or varied and remain in full force and effect and will remain in full force and effect as at each Allotment Date, and that all filings required to be made with Companies House in connection therewith were made within the relevant time limits;

5.20

the resolutions of the shareholders of the Company referred to in paragraph 5.9 will be duly passed as resolutions of the Company at a duly convened and held general meeting of the Company, all constitutional, statutory and other formalities will be observed in respect of such meeting and such resolutions will not have expired and will not be revoked or varied prior to each Allotment Date and will remain in full force and effect as at each Allotment Date;

5.21

the Company has complied and will comply with all applicable anti-terrorism, anti-money laundering, sanctions and human rights laws and regulations and that each grant of rights to acquire Shares under the 2018 Plan and that each allotment and issue of Shares pursuant to the 2018 Plan will be consistent with all such laws and regulations;

5.22

no Shares or rights to subscribe for Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”), EU Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of section 21 (Restrictions on financial promotion) of FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities.

5.23

in issuing and allotting and granting rights to acquire Shares and administering the 2018 Plan, the Company is not carrying on a regulated activity (within the meaning of section 19 (The general prohibition) of FSMA); and

5.24

the Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against the Company for the liquidation, winding-up, dissolution or reorganisation of, or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer of, any such party (including the Company) or all or any of its or their assets (or any analogous proceedings in any jurisdiction) and no such steps or proceedings will have been taken as at each Allotment Date, and the Company is not unable to pay its debts as they fall due within the meaning of section 123 of the Insolvency Act 1986, as amended (the “Insolvency Act”) and will not become unable to pay its debts within the meaning of that section as a result of any of the transactions contemplated herein, is not insolvent and has not been dissolved (although the Searches gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver or similar officer has been made with respect to the Company) and such actions and steps will not have been taken as at any Allotment Date.

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6.	SCOPE OF OPINION

6.1	The opinion given in this letter is limited to English law as it would be applied by English courts on the date of this letter.

6.2

We express no opinion in this letter on the laws of any other jurisdiction. We have not investigated the laws of any country other than England and we assume that no foreign law affects the opinion stated in paragraph 4 (Opinion).

6.3

We express no opinion as to any agreement, instrument or other document other than as specified in this letter. For the purposes of giving the opinion in paragraph 4 (Opinion), we have only examined and relied on those documents set out in paragraph 2 (Documents) and made those searches and enquiries set out in paragraph 3 (Searches), respectively. We have made no further enquiries concerning the Company or any other matter in connection with the giving of the opinion in paragraph 4 (Opinion).

6.4	No opinion is expressed with respect to taxation in the United Kingdom or otherwise in this letter.

6.5

We have not been responsible for investigating or verifying the accuracy of the facts or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to in this letter, or that no material facts have been omitted therefrom.

6.6

The opinion given in this letter is given on the basis of each of the assumptions set out in paragraph 5 (Assumptions) and is subject to each of the reservations set out in paragraph 7 (Reservations) to this letter. The opinion given in this letter is strictly limited to the matters stated in paragraph 4 (Opinion) and does not extend, and should not be read as extending, by implication or otherwise, to any other matters.

6.7

This letter only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any change in circumstances happening after the date of this letter which would alter the opinion given in this letter.

6.8

We have not been responsible for investigation or verification of statements of fact (including statements as to foreign law) or to the reasonableness of any statements of opinion in the Registration Statement, or that no material facts have been omitted therefrom.

6.9	This letter is given by Cooley (UK) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

6.10

This letter, the opinion given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinion given in it, are governed by and shall be construed in accordance with English law as at the date of this letter.

7.	RESERVATIONS

7.1	The Companies House Search described at paragraph 3.1 (Searches) is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding-up of a company;

(b)	an administration order has been made; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed,

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since notice of these matters may not be filed with the Registrar of Companies in England and Wales immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately.

In addition, such a company search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition or a petition for an administration order has been presented.

7.2

The Central Registry Enquiry described at paragraph 3.2 (Searches) relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Central Registry immediately or, in the case of a petition presented to a District Registry and/or County Court in England and Wales, may not have been notified to the Central Registry and entered on such records at all, and the response to an enquiry only relates to the period since approximately 2016 for petitions presented in London and since approximately 2019 for petitions presented to a District Registry and/or County Court in England and Wales. We have not made enquiries of any District Registry or County Court in England and Wales.

7.3

The opinion set out in this letter is subject to: (i) any limitations arising from applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation, moratoria, schemes or analogous circumstances; and (ii) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

7.4	We express no opinion as to matters of fact.

7.5	We have made no enquiries of any individual connected with the Company.

7.6

We express no opinion on the compliance of the 2018 Plan, or the compliance of any award to be made under the 2018 Plan, with the rules or regulations of the Nasdaq Global Select Market or the rules or regulations of any other securities exchange that are applicable to the Company.

7.7

A certificate, documentation, notification, opinion or the like might be held by the English courts not to be conclusive if it can be shown to have an unreasonable or arbitrary basis or in the event of a manifest error.

7.8

We express no opinion in relation to the legality, enforceability or validity of the 2018 Plan or any award agreement to be entered into pursuant to the 2018 Plan. In particular, but without prejudice to the generality of the foregoing, we have assumed that the Shares to be allotted under the 2018 Plan or any such award agreement will be paid up in full (as to their nominal value and any premium) in cash (within the meaning of section 583(1) of the Companies Act) and we express no opinion as to whether any consideration other than “cash consideration” (as such term is defined in section 583(3) of the Companies Act) which might be paid, or purport to be paid, for the Shares would result in such Shares being validly issued, fully paid and not subject to any call for payment of further capital.

7.9

If (a) the Company or any person to whom the Shares are to be allotted and issued (a “Relevant Person”) is the target of economic or financial sanctions or other restrictive measures imposed in any jurisdiction (“Sanctions”) or is owned or controlled (directly or indirectly) by or is acting on behalf of or at the direction of or is otherwise connected with a person who is a target of Sanctions or (b) a Relevant Person is incorporated or resident in or operating from a country or territory that is a target of Sanctions or (c) the rights or obligations of a Relevant Person is otherwise affected by Sanctions, then the rights and obligations of such Relevant Person under the 2018 Plan may be void and/or unenforceable.

7.10	We express no opinion in this letter on the application or potential application of the National Security and Investment Act 2021 in relation to the 2018 Plan or any transaction contemplated thereby.

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8.	DISCLOSURE AND RELIANCE

8.1

This letter is addressed to you solely for your benefit in connection with the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations promulgated thereunder.

8.2

This letter may not be relied upon by you for any other purpose, or furnished to, assigned to, quoted to, or relied upon by any other person, firm or other entity for any purpose, other than for the purpose set out in above in paragraph 8.1, without our prior written consent, which may be granted or withheld at our sole discretion.

Yours faithfully

/s/ Cooley (UK) LLP

Cooley (UK) LLP